Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 1, 2019 relating to the financial statements of Goldman Sachs Middle Market Lending Corp., which appears in Amendment No. 3 to the Registration Statement on Form N-2 (No. 333-230801) of Goldman Sachs BDC, Inc.. We also consent to the references to us under the headings “Summary Consolidated Historical Financial and Other Financial Data of Goldman Sachs Middle Market Lending Corp.,” “Selected Consolidated Historical Financial Data and Other Information of Goldman Sachs Middle Market Lending Corp.,” and “Experts” in Amendment No. 3 to the Registration Statement on Form N-2 (No. 333-230801) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 6, 2020